Exhibit 8.1

November 2, 2023

NexPoint Real Estate Finance, Inc.

300 Crescent Court, Suite 700

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to NexPoint Real Estate Finance, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale of a maximum of 16,000,000 shares of the Company’s 9.00% Series B Cumulative Redeemable Preferred Stock at a public offering price of $25.00 per share (the “Shares”). The Shares are included in the Company’s registration statement on Form S-3 (Registration No. 333-263300), in the form originally filed with the Securities and Exchange Commission (the “Commission”) on March 4, 2022 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement, dated November 2, 2023 (the “Prospectus Supplement”) to the base prospectus forming part of the Registration Statement (together with the documents incorporated by reference therein, the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), with the Prospectus forming part of the Registration Statement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Prospectus.

In connection with our opinion, we have reviewed and are relying upon:

(i)	the Company’s Articles of Amendment and Restatement, dated as of February 3, 2020, as amended (the “Charter”);

(ii)	the articles supplementary to the Charter, dated July 20, 2020, March 31, 2021 and November 2, 2023;

(iii)

the Second Amended and Restated Limited Partnership Agreement of the NexPoint Real Estate Finance Operating Partnership, L.P. (the “OP”), dated March 31, 2021, as amended by the first amendment thereto, dated November 2, 2023, and in effect as of the date hereof;

(iv)

the Contribution and Assignment of Interests Agreement, by and among SFR WLIF, LLC, Series I, a Delaware series limited liability company, NexPoint Real Estate Strategies Fund, a continuously offered, non-diversified, closed-end management investment company, Highland Global Allocation Fund, a diversified, closed-end management investment company, NREF OP I, L.P., a Delaware limited partnership (“NREF OP I”), NREF OP I Holdco, LLC, a Delaware limited liability company, NREF OP I SubHoldco, LLC, a Delaware limited liability company, SFR WLIF, LLC, Series II, a Delaware series limited liability company, Highland Income Fund, a non-diversified, closed-end management investment company, NexPoint Capital, Inc., a Delaware corporation, NREF OP II, L.P., a Delaware limited partnership (“NREF OP II”), NREF OP II Holdco, LLC, a Delaware limited liability company, NREF OP II SubHoldco, LLC, a Delaware limited liability company, NREC TRS, Inc., a Texas corporation, NexPoint Real Estate Capital, LLC, a Delaware limited liability company, NRESF REIT Sub, LLC, a Delaware limited liability company, NexPoint Capital REIT, LLC, a Delaware limited liability company, NexPoint Strategic Opportunities Fund, a non-diversified, closed-end management investment company, NREF OP IV, L.P., a Delaware limited partnership (“NREF OP IV”), NREF OP IV REIT Sub, LLC, a Delaware limited liability company (“NREF OP IV REIT Sub”), and NREF OP IV REIT Sub TRS, LLC, a Delaware limited liability company (“NREF OP IV REIT Sub TRS”);

November 2, 2023

(v)	the Amended and Restated Limited Partnership Agreement of NREF OP I in effect as of the date hereof;

(vi)	the Amended and Restated Limited Partnership Agreement of NREF OP II in effect as of the date hereof;

(vii)	the Amended and Restated Limited Partnership Agreement of NREF OP IV in effect as of the date hereof;

(viii)	the Limited Liability Company Agreement of NREF OP IV REIT Sub, dated October 8, 2019, as amended by the first amendment thereto, dated March 9, 2021;

(ix)	the Limited Liability Company Agreement of NREF OP IV REIT Sub TRS, dated October 8, 2019;

(x)	the Registration Statement and the Prospectus; and

(xi)	an executed copy of the Dealer Manager Agreement, dated November 2, 2023, by and between the Company and NexPoint Securities, Inc.,

together with such other documents, records and instruments that we have deemed necessary or appropriate for purposes of our opinion, and have assumed their accuracy as of the date hereof. For purposes of our review we have also assumed the authenticity of all documents we have examined as well as the genuineness of signatures and the validity of the indicated capacity of each party executing a document. In addition, we have assumed that the articles supplementary to the Charter, dated November 2, 2023, in the form filed with the State Department of Assessments and Taxation of Maryland, have been accepted for record by the same. This opinion is based on various facts and assumptions. In addition, we have relied upon (i) certain representations made by the Company and its subsidiaries with respect to certain factual matters set forth in a certificate of an authorized and knowledgeable (with respect to the matters therein) officer of the Company, dated as of the date hereof (the “Company Officer’s Certificate”) and (ii) certain representations made by NREF OP IV REIT Sub with respect to certain factual matters set forth in a certificate of an authorized and knowledgeable (with respect to the matters therein) officer of NREF OP IV REIT Sub, dated as of the date hereof (the “NREF OP IV REIT Sub Officer’s Certificate”).

November 2, 2023

In our capacity as counsel to the Company we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Company Officer’s Certificate or the NREF OP IV REIT Sub Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents, and the conformity to authentic original documents of all documents submitted to us as copies.

Our opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, current administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as changes in the facts as they have been represented to us or assumed by us, could affect our opinion. Our opinion is rendered only as of the date hereof and we undertake no responsibility to update this opinion after this date. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.

Based on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

(1)

commencing with the Company’s taxable year ended December 31, 2020, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s current and proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2023 and subsequent taxable years; and

(2)

the statements set forth in the Prospectus constituting part of the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” insofar as such statements purport to summarize United States federal income tax laws or provisions of documents referred to therein, present fair summaries of such laws and documents in all material respects.

November 2, 2023

The Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of gross income, the composition of assets, the level of distributions to stockholders, and the diversity of its stock ownership. Winston & Strawn LLP undertakes no responsibility to review, and will not review, the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the nature of its assets, the amount and types of its gross income, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

Other than as expressly stated above, we express no opinion on any issue relating to the Company, the OP, the Manager or any of the Company’s subsidiaries or to any investment therein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Company’s Current Report on Form 8-K relating to the Shares, which is incorporated by reference in the Prospectus constituting a part of the Registration Statement, and to the reference to us under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Winston & Strawn LLP